Exhibit 10.2
PARK CITY GROUP, INC.
SECOND AMENDED AND RESTATED 2011 EMPLOYEE STOCK PURCHASE PLAN
(Effective as of April 1, 2013)

This Second Amended and Restated 2011 Employee Stock Purchase Plan (“Plan”) provides employees of Park City Group, Inc. (the “Company”) with an opportunity to acquire and expand their equity interest in the Company through the purchase of the Company’s Common Stock, $0.01 par value per share (“Common Stock”). The objective of the Plan is to align the interests of the Company’s employees with the interests of the Company and its shareholders, and to develop an incentive for employees, through their efforts on behalf of the Company, to increase shareholder value.

Background

The Company adopted the 2011 Employee Stock Purchase Plan (the “Original Plan”), effective as of May 1, 2011.  The Company’s Board of Directors amended and restated the Original Plan, effective August 1, 2011 to increase the number of authorized shares of Common Stock available for issuance from 50,000 to 150,000.  The Plan, as amended and restated herein, increases the number of authorized shares of Common Stock available for issuance under the Plan from 150,000 to 200,000, effective upon shareholder approval of the Plan (the “Effective Date”).

Summary of Plan

Under the terms of the Plan, every full- and part-time employee of the Company electing to participate in the Plan (“Participating Employee”) shall have the ability to purchase shares of Common Stock at a discount to the fair market value of the Company’s Common Stock, as quoted on the NYSE’s AMEX (“FMV”), through monthly payroll deductions, or otherwise as determined by a committee established by the Committee.  In the discretion of the Committee, the Plan may also provide for the issuance of Common Stock in lieu of cash compensation (“Payroll Replacement”).

Through an after‐tax payroll deduction, the Company shall withhold, and deduct from the bi-weekly paycheck of each Participating Employee, the amount determined by such Participating Employee, which amount shall not exceed fifteen percent (15%) of the gross amount due and owing such Participating Employee in such pay period (“Withheld Amount”).  The Withheld Amount shall be directed towards the purchase of Common Stock at a fifteen percent (15%) discount to FMV, as more particularly set forth below.  In the case of Payroll Replacement, the Withheld Amount shall similarly be directed towards the purchase of Common Stock; provided, however, the Committee shall determine the Withheld Amount, with the consent of the Participating Employee.

Number of Shares Available for Issuance Under the Plan

The total number of shares of Common Stock that may be issued under the terms of the Plan is 200,000; provided, however, this Plan may be amended by the Board of Directors to increase the number of shares of Common Stock available for issuance under the Plan.

Program Terms

The effective date of the Plan shall be the Effective Date, as set forth above. The first payroll deduction shall occur for the pay period ending after the Effective Date and shall terminate on the earlier of the date that no shares of Common Stock are available for issuance under the Plan, or ten years from the Effective Date (the “Term”).

Each period for which this Plan shall be in effect during the Term shall be January 1 to June 30, and July 1 to December 31 (each, an “Offering Period”).

The Company shall deduct the Withheld Amount during each Offering Period.  At the end of the Offering Period (the “Issue Date”), the Company shall issue shares of Common Stock in an amount equal to the total Withheld Amount divided by the lower of (i) the FMV on the first day of the Offering Period less 15%, or (ii) the last day of the Offering Period less 15% (in either case, the “Discount Value”). The Company shall retain all Withheld Amounts until the Issue Date.

Payroll Deductions

The Withheld Amounts shall accumulate during the Offering Period, and shall be a percentage between three percent (3%) of gross salary and fifteen percent (15%) of the gross salary due and owing such Participating Employee in such pay period (the “Applicable Deduction”).  The Applicable Deduction may be modified by the Participating Employee effective the following dates: July 1 and January 1.  Participating Employees may not modify the Applicable Deduction during the Offering Period.  The Participating Employee shall complete a withholding form indicating the Applicable Deduction throughout the Offering Period.  The Applicable Deduction shall continue until changed by the Participating Employee.  In the event the Participating Employee terminates employment, all Withheld Amounts not otherwise applied to purchase shares of Common Stock under the Plan shall be refunded, without interest.

Taxes

The Plan is a non‐qualified plan for Federal income tax purposes. Withheld Amounts during the Offering Period shall be considered “after‐tax” deductions.  At the end of the applicable Offering Period, the Value Discount shall be added to the Participating Employee’s taxable compensation. Each year-end Form W‐2 distributed to each Participating Employee shall include the Value Discount in gross income as well as the withholding taken on the Value Discount.

Legal Statement

The Company reserves the right to modify the Plan at any time.

Current Plan Participants

Employees currently participating in a stock purchase or payroll deduction plan of the Company (“Existing Plan”) shall automatically be enrolled in the Plan according to the Applicable Deduction previously on file with the Company.  Salary shown on each Participating Employee’s payroll checks shall return to pre‐pay reduction levels and the after‐tax deduction will be shown for the Withheld Amount.  Participating Employees may elect to increase the Applicable Deduction at any time.

New Participants

Upon the Effective Date, the Withheld Amount to be deducted from the cash compensation paid to Participating Employees not currently participating in an Existing Plan shall equal three percent (3%), which amount shall constitute Payroll Replacement for purposes of the Plan; provided, however, Participating Employees may elect to increase the Applicable Deduction at any time.

Company Website

Stock purchase amounts and Withheld Amounts are available for review on the Company’s HR web site located at https://hr.parkcitygroup.com/Default.aspx.

Adopted by the Board of Directors effective January 19, 2013.